Exhibit 99.5

Tecumseh Products Company
5683 Hines Drive
Ann Arbor, Michigan 48108

April 29, 2015

Igor Popov
c/o Tecumseh Products Company
5683 Hines Drive
Ann Arbor, Michigan 48108

Dear Igor:

You acknowledge that you are a party to an employment letter dated February 28, 2014 with us (the “Agreement”) that provides that while employed by us, you are eligible to participate in for our long-term incentive opportunity in 2014, 2015 and 2016 and that our current plan provides for a non-qualified stock option grant and a performance-based restricted stock unit award. The Agreement also provides for some of the terms and the amounts of the performance-based restricted stock units and non-qualified stock options for 2014, 2015 and 2016. Because of our low stock price, decision not to award restricted stock units in 2014 and decision to keep your non-qualified stock option and performance-based restricted stock unit awards consistent with the grants to other officers and changes in the proposed terms of those awards (all of which you have agreed to), your actual non-qualified stock option awards in 2014 and proposed for 2015 are not consistent with the terms and term and amounts of those awards described in the Agreement.

Therefore, in exchange for receiving the proposed 2015 awards, you have agreed to, and hereby do, waive and release us from any liabilities and obligations relating to any inconsistent provisions in the Agreement or any other document, agreement or arrangement with respect to your long-term incentive opportunity for 2014 and 2015, including any differences between the terms and the amounts of your actual performance-based restricted stock units and non-qualified stock options awards for 2014 and 2015 and those provided in the Agreement.

If this letter accurately reflects your understanding and your waiver and release as set forth above, please return a signed copy of this letter to us. If you have any questions, please contact Roger Jackson.

TECUMSEH PRODUCTS COMPANY

By: /s/ Roger A. Jackson
Roger Jackson
Its: Vice President Global Human Resources

cc: Patrick T. Duerr, Esq.
AGREED:

By: /s/ Igor Popov                        Dated: April 29, 2015
Igor Popov